Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bay Bancorp, Inc.

Lutherville, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-143104) of Bay Bancorp, Inc. of our report dated March 28, 2014, relating to the consolidated financial statements of Bay Bancorp, Inc., which appears in this Form 10-K.

/s/ McGladrey LLP

Frederick, Maryland

March 28, 2014